Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-146991, 333-143684, 333-134855, and 333-133203), Form S-8 (No. 333-103030) pertaining to the 1999 Stock Incentive Plan of Centra Financial Holdings, Inc., Form S-4 (No. 333-93437), and Form S-3 (No. 333-155597) pertaining to the Dividend Reinvestment Plan of Centra Financial Holdings, Inc. of our reports dated March 13, 2009, with respect to the consolidated financial statements of Centra Financial Holdings, Inc., and the effectiveness of internal control over financial reporting of Centra Financial Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2008.

Cleveland, Ohio
March 13, 2009